4 Parkway North, Suite 400
Deerfield, IL 60015
www.cfindustries.com

CF Industries Holdings, Inc. Reports Full Year 2021 Net Earnings of $917 Million, Adjusted EBITDA of $2.74 Billion
Net Cash from Operating Activities of $2.87 Billion, Free Cash Flow of $2.17 Billion
Grain Prices, Industrial Recovery Support Continued Nitrogen Demand Strength
Global Supply-Demand Dynamics Underpin Substantial Cash Generation Outlook

DEERFIELD, IL—February 15, 2022—CF Industries Holdings, Inc. (NYSE: CF), a leading global manufacturer of hydrogen and nitrogen products, today announced results for the full year and fourth quarter ended December 31, 2021.

Highlights
•Full year net earnings of $917 million(1), or $4.24 per diluted share, and EBITDA(2) of $2.17 billion, which include the impact of pre-tax non-cash impairment charges of $521 million related to the Company’s U.K. operations; adjusted EBITDA(2) of $2.74 billion
•Fourth quarter earnings of $705 million(1), or $3.27 per diluted share, and EBITDA of $1.19 billion; adjusted EBITDA of $1.26 billion
•Full year net cash from operating activities of $2.87 billion, free cash flow(3) of $2.17 billion, both Company records
•Repurchased approximately 7.5 million shares for $490 million during the fourth quarter, effectively completing the $1 billion share repurchase authorization that expired December 31, 2021
•The U.S. Department of Commerce (Commerce) made preliminary determinations in January 2022 that Russian urea ammonium nitrate (UAN) imports are dumped into the U.S. at margins ranging from 9.15% to 127.19%, and that Trinidadian UAN imports are dumped into the U.S. at a margin of 63.08%

“The CF Industries team delivered outstanding results in 2021 as strong global nitrogen demand, lower global operating rates and favorable energy spreads drove Company-record free cash generation,” said Tony Will, president and chief executive officer, CF Industries Holdings, Inc. “We expect global nitrogen fundamentals to remain positive, underpinned by the need to replenish global grains stocks, increased economic activity and global energy dynamics. We are well-positioned to continue to drive strong cash generation, enabling us to invest in our clean energy initiatives, return substantial capital to shareholders and achieve our goal of $3 billion of gross debt by 2023.”

Nitrogen Market Outlook

Management expects the global nitrogen supply and demand balance to remain tight for the foreseeable future and for the commercial environment to be highly favorable for producers in low-cost regions.

Global nitrogen inventory entering 2022 is believed to be low following a year of strong demand and lower production due to the impact of energy-related production curtailments and shutdowns in Europe, weather-related disruptions in North America and stagnant production levels in countries such as India. High energy prices in Europe and Asia, along with ongoing restrictions on exports of certain nitrogen products from Russia, Egypt, Turkey and China, suggest global nitrogen supply will continue to be challenged.

At the same time, management expects global demand for nitrogen to remain robust. The need to replenish global grains stocks continues to support high front month and forward prices for nitrogen-consuming crops. These crop prices support high levels of planting and incentivize fertilizer application. Additionally, increased economic activity continues to drive strong demand for diesel exhaust fluid for emissions abatement as well as ammonia, urea and nitric acid for industrial uses.

Energy differentials between Europe and Asia versus low cost regions remain significant. This has steepened the global nitrogen cost curve and increased margin opportunities for low-cost North American producers. Forward curves suggest that these favorable energy spreads will persist throughout 2022 and into 2023.

North America: Management projects corn plantings in the United States will be 91 to 93 million acres in 2022 based on positive economic returns for farmers and a robust fall ammonia application season. The Company believes that other nitrogen-consuming crops (wheat, cotton and canola) will be planted at high levels in 2022 as well. Industrial activity in the region continues to increase in line with economic activity, supporting further demand for nitrogen products.

India: Urea imports to India from April-December 2021 were approximately 2 million metric tons lower and domestic urea production was flat compared to the same time period in 2020. Published reports indicate that this lower-than-expected level of imports and domestic production has resulted in low urea inventory levels in India. A new urea tender for India was issued in January, and management expects India will tender regularly in the coming months to meet urea demand in the country, which is projected to remain strong.

Brazil/South America: Strong global corn prices coupled with drought conditions in Southern Brazil and Argentina, which has reduced production forecasts for the current first crop corn, support higher planted corn acres in 2022 and continued strong demand for nitrogen and urea imports.

Europe: A substantial supply of liquefied natural gas cargoes rerouted to Europe in January 2022 allowed energy prices in the region to moderate from record highs, though they remain elevated compared to the prior year. Forward curves for natural gas in Europe remain above historical norms, challenging producer profitability and likely resulting in continued lower operating rates in the region.

China: Urea exports from China are expected to be limited through at least the first half of 2022 as the Chinese government has implemented measures to discourage urea exports and promote the availability and affordability of fertilizers domestically. Additionally, published reports indicate that the Chinese government has issued supply contracts to build temporary reserves for summer application. It is estimated that over 1 million metric tons of urea could be accumulated for the country’s first-ever summer fertilizer reserve plan.

Operations Overview

The Company continues to operate safely and efficiently across its network. As of December 31, 2021, the 12-month rolling average recordable incident rate was 0.32 incidents per 200,000 work hours, significantly better than industry benchmarks.

Gross ammonia production for the fourth quarter of 2021 was approximately 2.5 million tons, and was approximately 9.3 million tons for the full year. Management expects gross ammonia production for 2022 will return to historical levels (9.5 to 10.0 million tons) based on normal operating conditions and a return to a typical level of planned maintenance activities.

Financial Results Overview

Full Year 2021 Financial Results

For the full year 2021, net earnings attributable to common stockholders were $917 million, or $4.24 per diluted share, and EBITDA was $2.17 billion, which include the impact of pre-tax non-cash impairment charges of $521 million related to the Company’s U.K. operations; adjusted EBITDA was $2.74 billion. These results compare to the full year 2020 net earnings attributable to common stockholders of $317 million, or $1.47 per diluted share; EBITDA of $1.32 billion; and adjusted EBITDA of $1.35 billion.

Net sales for the full year 2021 were $6.5 billion compared to $4.1 billion for 2020. Average selling prices for 2021 were higher than 2020 across all segments due to strong global demand as well as decreased global supply availability as higher global energy costs drove lower global operating rates. Sales volumes for 2021 were lower than 2020 due to lower supply availability from higher than typical maintenance activity, two significant weather-related production outages and production curtailments at the Company’s U.K. plants due to high natural gas costs.

Cost of sales for 2021 was higher compared to 2020 due to higher natural gas costs and higher maintenance costs, partially offset by the impact of lower sales volumes and the gain the Company recognized from the net settlement of certain natural gas contracts with suppliers during February 2021.

The average cost of natural gas reflected in the Company’s cost of sales was $4.21 per MMBtu(4) compared to $2.24 per MMBtu for 2020.

Fourth Quarter 2021 Financial Results

For the fourth quarter of 2021, net earnings attributable to common stockholders were $705 million, or $3.27 per diluted share; EBITDA was $1.19 billion; and adjusted EBITDA was $1.26 billion. These results compare to 2020 net earnings attributable to common stockholders of $87 million, or $0.40 per diluted share; EBITDA of $334 million; and adjusted EBITDA of $338 million.

Net sales in the fourth quarter of 2021 were $2.5 billion compared to $1.1 billion in 2020. Average selling prices for 2021 were higher than 2020 across all segments due to strong global demand as well as decreased global supply availability as higher global energy costs drove lower global operating rates. Sales volumes in the fourth quarter of 2021 were lower than 2020 due to lower supply availability from higher maintenance activity and production curtailments at one of the Company’s U.K. plants due to high natural gas costs.

Cost of sales for the fourth quarter of 2021 was higher compared to 2020 primarily due to higher natural gas costs and higher maintenance costs.

In the fourth quarter of 2021, the average cost of natural gas reflected in the Company’s cost of sales was $6.00 per MMBtu compared to the average cost of natural gas in cost of sales of $2.60 per MMBtu in 2020.

Capital Management

Capital Expenditures

Capital expenditures in the fourth quarter and full year 2021 were $132 million and $514 million, respectively. Management projects capital expenditures for full year 2022 will be in a range of $500-$550 million, which includes capital expenditures at the Company’s Donaldsonville, LA, Complex related to green and blue ammonia projects.

Share Repurchase Programs

The Company repurchased approximately 7.5 million shares for $490 million during the fourth quarter of 2021. Over the course of the program, the Company repurchased approximately 18.8 million shares for $977 million of the $1 billion share repurchase authorization that expired on December 31, 2021.

On November 3, 2021, the Board of Directors of CF Industries Holdings, Inc., authorized a new $1.5 billion share repurchase program. The program went into effect January 1, 2022, and runs through the end of 2024.

CHS, Inc. Distribution

On January 31, 2022, the Board of Managers of CF Industries Nitrogen, LLC (CFN) approved a semi-annual distribution payment to CHS Inc. (CHS) of $247 million for the distribution period ended December 31, 2021. The distribution was paid on January 31, 2022. Total distributions to CHS pertaining to 2021 were approximately $377 million.

Clean Energy Initiatives

CF Industries continues to advance its plans to support the global hydrogen and clean fuel economy, which is expected to grow significantly over the next decade, through the production of blue and green ammonia and other initiatives in development across the Company’s network. Construction of North America’s first commercial scale green ammonia project has commenced at the Company’s Donaldsonville Complex with completion expected in 2023. Additionally, the Company has begun activities related to the Board of Directors-approved projects to install carbon dioxide dehydration and compression equipment at the Donaldsonville and the Yazoo City complexes. These projects will enable the annual production of up to 1.25 million tons of low-carbon blue ammonia – ammonia produced with the corresponding CO2 byproduct removed through carbon capture and sequestration – from the Company’s existing network starting in 2024.

UAN Antidumping and Countervailing Duty Investigations

On June 30, 2021, CF Industries, through certain of its production facilities, filed petitions with Commerce and the U.S. International Trade Commission (ITC) requesting the initiation of antidumping and countervailing duty investigations on imports of UAN from Russia and Trinidad.

CF Industries, which is the largest producer of UAN in the United States, requested the investigations due to the harm the domestic UAN industry has experienced from dumped and unfairly subsidized UAN imports from Russia and Trinidad. CF Industries filed its petitions under U.S. antidumping and countervailing duty laws, which authorize Commerce to level the playing field for domestic industries injured by foreign imports that are dumped and unfairly subsidized.

On August 13, 2021, the ITC issued an affirmative decision in the preliminary phase of its antidumping and countervailing duty investigation of UAN imports from Russia and Trinidad. As a result of the ITC’s determination, Commerce conducted its own investigations of UAN imports from Russia and Trinidad. On January 27, 2022, Commerce issued preliminary determinations that Russian UAN imports are dumped (i.e., sold at less than fair value) into the U.S. at margins ranging from 9.15% to 127.19%, and that Trinidadian UAN imports are dumped into the U.S. at a margin of 63.08%. As a result of these determinations, Commerce imposed cash deposit requirements on imports of UAN from Russia and Trinidad, based on the preliminary dumping margins. Additional countervailing duty cash deposit requirements have been in place since Commerce’s preliminary determination in November 2021 that Russian UAN imports are unfairly subsidized at rates ranging from 9.66% to 9.84%, and that Trinidadian UAN imports are unfairly subsidized at a rate of 1.83%.

Under U.S. law, both Commerce and the ITC must make final affirmative determinations in order for Commerce to issue AD/CVD orders, which would remain in place for at least five years. Commerce and the ITC are expected to make final determinations in the summer of 2022. At this time, management cannot predict the outcome of the proceedings, including whether antidumping or countervailing duties will be imposed on imports from either country, or the rate of any such duties.
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(1)Certain items recognized during the full year and fourth quarter of 2021 impacted our financial results and their comparability to the prior year period. See the table accompanying this release for a summary of these items.
(2)EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(3)Free cash flow is defined as net cash from operating activities less capital expenditures and distributions to noncontrolling interest. See reconciliation of free cash flow to the most directly comparable GAAP measure in the table accompanying this release.
(4)Average cost of natural gas excludes the $112 million gain the Company recognized from the net settlement of certain natural gas contracts with suppliers during February 2021.

Consolidated Results

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
	(dollars in millions, except per share and per MMBtu amounts)
Net sales	$2,540	$1,102	$6,538	$4,124
Cost of sales	1,385	922	4,151	3,323
Gross margin	$1,155	$180	$2,387	$801
Gross margin percentage	45.5%	16.3%	36.5%	19.4%

Net earnings attributable to common stockholders	$705	$87	$917	$317
Net earnings per diluted share	$3.27	$0.40	$4.24	$1.47

EBITDA(1)	$1,188	$334	$2,172	$1,316
Adjusted EBITDA(1)	$1,258	$338	$2,743	$1,350

Tons of product sold (000s)	4,979	5,479	18,501	20,296

Natural gas supplemental data (per MMBtu):
Cost of natural gas used for production in cost of sales(2)	$6.00	$2.60	$4.21	$2.24
Average daily market price of natural gas Henry Hub (Louisiana)	$4.74	$2.47	$3.82	$1.99
Average daily market price of natural gas National Balancing Point (United Kingdom)	$29.96	$5.29	$15.50	$3.20

Unrealized net mark-to-market loss (gain) on natural gas derivatives	$43	$6	$25	$(6)
Depreciation and amortization	$238	$230	$888	$892
Capital expenditures	$132	$103	$514	$309

Production volume by product tons (000s):
Ammonia(3)	2,452	2,732	9,349	10,353
Granular urea	984	1,361	4,123	5,001
UAN (32%)	2,135	1,798	6,763	6,677
AN	390	583	1,646	2,115
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(1)See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(2)Includes the cost of natural gas used for production and related transportation that is included in cost of sales during the period under the first-in, first-out inventory cost method. Includes realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives. For the year ended December 31, 2021, excludes the $112 million gain on net settlement of certain natural gas contracts with suppliers due to Winter Storm Uri in February 2021.
(3)Gross ammonia production, including amounts subsequently upgraded into other products.

Ammonia Segment

CF Industries’ ammonia segment produces anhydrous ammonia (ammonia), which is the base product that the Company manufactures, containing 82 percent nitrogen and 18 percent hydrogen. The results of the ammonia segment consist of sales of ammonia to external customers for its nitrogen content as a fertilizer, in emissions control and in other industrial applications. The Company has also announced steps to produce blue and green ammonia and market to external customers for its hydrogen content in clean energy applications. In addition, the Company upgrades ammonia into other nitrogen products such as urea, UAN and AN.

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
	(dollars in millions, except per ton amounts)
Net sales	$778	$298	$1,787	$1,020
Cost of sales	487	241	1,162	850
Gross margin	$291	$57	$625	$170
Gross margin percentage	37.4%	19.1%	35.0%	16.7%

Sales volume by product tons (000s)	1,180	1,092	3,589	3,767
Sales volume by nutrient tons (000s)(1)	968	897	2,944	3,090

Average selling price per product ton	$659	$273	$498	$271
Average selling price per nutrient ton(1)	804	332	607	330

Adjusted gross margin(2):
Gross margin	$291	$57	$625	$170
Depreciation and amortization	71	43	209	176
Unrealized net mark-to-market loss (gain) on natural gas derivatives	13	2	7	(2)
Adjusted gross margin	$375	$102	$841	$344
Adjusted gross margin as a percent of net sales	48.2%	34.2%	47.1%	33.7%

Gross margin per product ton	$247	$52	$174	$45
Gross margin per nutrient ton(1)	301	64	212	55
Adjusted gross margin per product ton	318	93	234	91
Adjusted gross margin per nutrient ton(1)	387	114	286	111
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2021 to 2020:

•Ammonia sales volume decreased for the full year 2021 compared to 2020 due to lower supply availability from lower production.
•Ammonia average selling prices increased for the full year 2021 compared to 2020 due to strong global demand as well as decreased global supply availability as higher global energy costs drove lower global operating rates.

•Ammonia adjusted gross margin per ton increased for the full year 2021 compared to 2020 due to higher average selling prices and the gain the Company recognized from the net settlement of certain natural gas contracts with suppliers during February 2021, partially offset by higher realized natural gas costs and higher maintenance costs.

Granular Urea Segment

CF Industries’ granular urea segment produces granular urea, which contains 46 percent nitrogen. Produced from ammonia and carbon dioxide, it has the highest nitrogen content of any of the Company’s solid nitrogen products.

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
	(dollars in millions, except per ton amounts)
Net sales	$662	$333	$1,880	$1,248
Cost of sales	287	235	992	847
Gross margin	$375	$98	$888	$401
Gross margin percentage	56.6%	29.4%	47.2%	32.1%

Sales volume by product tons (000s)	1,018	1,346	4,290	5,148
Sales volume by nutrient tons (000s)(1)	468	619	1,973	2,368

Average selling price per product ton	$650	$247	$438	$242
Average selling price per nutrient ton(1)	1,415	538	953	527

Adjusted gross margin(2):
Gross margin	$375	$98	$888	$401
Depreciation and amortization	56	72	235	270
Unrealized net mark-to-market loss (gain) on natural gas derivatives	11	2	6	(2)
Adjusted gross margin	$442	$172	$1,129	$669
Adjusted gross margin as a percent of net sales	66.8%	51.7%	60.1%	53.6%

Gross margin per product ton	$368	$73	$207	$78
Gross margin per nutrient ton(1)	801	158	450	169
Adjusted gross margin per product ton	434	128	263	130
Adjusted gross margin per nutrient ton(1)	944	278	572	283
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2021 to 2020:

•Granular urea sales volume decreased for the full year 2021 compared to 2020 due to lower supply availability from lower production partially offset by purchased urea.
•Urea average selling prices increased for the full year 2021 compared to 2020 due to strong global demand as well as decreased global supply availability as higher global energy costs drove lower global operating rates.
•Granular urea adjusted gross margin per ton increased for the full year 2021 compared to 2020 due to higher average selling prices, partially offset by higher realized natural gas costs and higher maintenance costs.

UAN Segment

CF Industries’ UAN segment produces urea ammonium nitrate solution (UAN). UAN is a liquid product with nitrogen content that typically ranges from 28 percent to 32 percent and is produced by combining urea and ammonium nitrate in solution.

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
	(dollars in millions, except per ton amounts)
Net sales	$732	$272	$1,788	$1,063
Cost of sales	360	274	1,119	949
Gross margin	$372	$(2)	$669	$114
Gross margin percentage	50.8%	(0.7)%	37.4%	10.7%

Sales volume by product tons (000s)	1,838	1,888	6,584	6,843
Sales volume by nutrient tons (000s)(1)	582	594	2,075	2,155

Average selling price per product ton	$398	$144	$272	$155
Average selling price per nutrient ton(1)	1,258	458	862	493

Adjusted gross margin(2):
Gross margin	$372	$(2)	$669	$114
Depreciation and amortization	71	70	259	256
Unrealized net mark-to-market loss (gain) on natural gas derivatives	10	2	5	(2)
Adjusted gross margin	$453	$70	$933	$368
Adjusted gross margin as a percent of net sales	61.9%	25.7%	52.2%	34.6%

Gross margin per product ton	$202	$(1)	$102	$17
Gross margin per nutrient ton(1)	639	(3)	322	53
Adjusted gross margin per product ton	246	37	142	54
Adjusted gross margin per nutrient ton(1)	778	118	450	171
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2021 to 2020:

•UAN sales volume decreased for the full year 2021 compared to 2020 due to lower supply availability from lower production in the first three quarters of 2021.
•UAN average selling prices increased for the full year 2021 compared to 2020 due to strong global demand as well as decreased global supply availability as higher global energy costs drove lower global operating rates.
•UAN adjusted gross margin per ton increased for the full year 2021 compared to 2020 due to higher average selling prices, partially offset by higher realized natural gas costs and higher maintenance costs.

AN Segment

CF Industries’ AN segment produces ammonium nitrate (AN). AN is used as a nitrogen fertilizer with nitrogen content between 29 percent to 35 percent, and also is used by industrial customers for commercial explosives and blasting systems.

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
	(dollars in millions, except per ton amounts)
Net sales	$151	$112	$510	$455
Cost of sales	138	100	475	390
Gross margin	$13	$12	$35	$65
Gross margin percentage	8.6%	10.7%	6.9%	14.3%

Sales volume by product tons (000s)	374	545	1,720	2,216
Sales volume by nutrient tons (000s)(1)	127	183	582	747

Average selling price per product ton	$404	$206	$297	$205
Average selling price per nutrient ton(1)	1,189	612	876	609

Adjusted gross margin(2):
Gross margin	$13	$12	$35	$65
Depreciation and amortization	16	24	77	100
Unrealized net mark-to-market loss on natural gas derivatives	5	—	4	—
Adjusted gross margin	$34	$36	$116	$165
Adjusted gross margin as a percent of net sales	22.5%	32.1%	22.7%	36.3%

Gross margin per product ton	$35	$22	$20	$29
Gross margin per nutrient ton(1)	102	66	60	87
Adjusted gross margin per product ton	91	66	67	74
Adjusted gross margin per nutrient ton(1)	268	197	199	221
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2021 to 2020:

•AN sales volume decreased for the full year 2021 compared to 2020 due to lower supply availability from lower production and production curtailments at the Company’s U.K. plants due to high natural gas costs.
•AN average selling prices for the full year 2021 increased compared to 2020 due to strong global demand as well as decreased global supply availability as higher global energy costs drove lower global operating rates.
•AN adjusted gross margin per ton decreased for the full year 2021 compared to 2020 due primarily to higher realized natural gas costs and higher maintenance costs, partially offset by higher average selling prices.

Other Segment

CF Industries’ Other segment includes diesel exhaust fluid (DEF), urea liquor, nitric acid and compound fertilizer products (NPKs).

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
	(dollars in millions, except per ton amounts)
Net sales	$217	$87	$573	$338
Cost of sales	113	72	403	287
Gross margin	$104	$15	$170	$51
Gross margin percentage	47.9%	17.2%	29.7%	15.1%

Sales volume by product tons (000s)	569	608	2,318	2,322
Sales volume by nutrient tons (000s)(1)	111	118	458	457

Average selling price per product ton	$381	$143	$247	$146
Average selling price per nutrient ton(1)	1,955	737	1,251	740

Adjusted gross margin(2):
Gross margin	$104	$15	$170	$51
Depreciation and amortization	20	16	87	68
Unrealized net mark-to-market loss on natural gas derivatives	4	—	3	—
Adjusted gross margin	$128	$31	$260	$119
Adjusted gross margin as a percent of net sales	59.0%	35.6%	45.4%	35.2%

Gross margin per product ton	$183	$25	$73	$22
Gross margin per nutrient ton(1)	937	127	371	112
Adjusted gross margin per product ton	225	51	112	51
Adjusted gross margin per nutrient ton(1)	1,153	263	568	260
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2021 to 2020:

•Other segment sales volume for the full year 2021 was unchanged compared to 2020.
•Other average selling prices for the full year 2021 increased compared to 2020 due to strong global demand as well as decreased global supply availability as higher global energy costs drove lower global operating rates.
•Other segment adjusted gross margin per ton increased for the full year 2021 compared to 2020 due to higher average selling prices, partially offset by higher realized natural gas costs and higher maintenance costs.

Dividend Payment

On February 2, 2022, CF Industries’ Board of Directors declared a quarterly dividend of $0.30 per common share. The dividend will be paid on February 28, 2022 to stockholders of record as of February 15, 2022.

Conference Call

CF Industries will hold a conference call to discuss its full year and fourth quarter 2021 results at 10:00 a.m. ET on Wednesday, February 16, 2022. This conference call will include discussion of CF Industries’ business environment and outlook. Investors can access the call and find dial-in information on the Investor Relations section of the Company’s website at www.cfindustries.com.

Planned Schedule for First, Second and Third Quarter 2022 Results and Conference Calls

CF Industries plans to announce its quarterly financial results and hold conference calls to discuss the results on the following days in 2022:

•First Quarter 2022
◦Quarterly Financial Results: after the market close on Wednesday, May 4, 2022
◦Conference Call: Thursday, May 5, 2022
•Second Quarter 2022
◦Quarterly Financial Results: after the market close on Monday, August 1, 2022
◦Conference Call: Tuesday, August 2, 2022
•Third Quarter 2022
◦Quarterly Financial Results: after the market close on Wednesday, November 2, 2022
◦Conference Call: Thursday, November 3, 2022

About CF Industries Holdings, Inc.

At CF Industries, our mission is to provide clean energy to feed and fuel the world sustainably. With our employees focused on safe and reliable operations, environmental stewardship, and disciplined capital and corporate management, we are on a path to decarbonize our ammonia production network – the world’s largest – to enable green and blue hydrogen and nitrogen products for energy, fertilizer, emissions abatement and other industrial activities. Our nine manufacturing complexes in the United States, Canada, and the United Kingdom, an unparalleled storage, transportation and distribution network in North America, and logistics capabilities enabling a global reach underpin our strategy to leverage our unique capabilities to accelerate the world’s transition to clean energy. CF Industries routinely posts investor announcements and additional information on the Company’s website at www.cfindustries.com and encourages those interested in the Company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, and, on a segment basis, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, which are non-GAAP financial measures, provide additional meaningful information regarding the Company’s performance and financial strength. Management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, included in this release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, and free cash flow to the most directly comparable GAAP measures are provided in the tables accompanying this release under “CF Industries Holdings, Inc.-Selected Financial Information-Non-GAAP Disclosure Items.” Reconciliations of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to the most directly comparable GAAP measures are provided in the segment tables included in this release.

Safe Harbor Statement

All statements in this communication by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These statements may include, but are not limited to, statements about strategic plans and management’s expectations with respect to the production of green and blue (low-carbon) ammonia, the development of carbon capture and sequestration projects, the transition to and growth of a hydrogen economy, greenhouse gas reduction targets, projected capital expenditures, statements about future financial and operating results, and other items described in this communication.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, the cyclical nature of the Company’s business and the impact of global supply and demand on the Company’s selling prices; the global commodity nature of the Company’s nitrogen products, the conditions in the international market for nitrogen products, and the intense global competition from other producers; conditions in the United States, Europe and other agricultural areas; the volatility of natural gas prices in North America and Europe; weather conditions; the seasonality of the fertilizer business; the impact of changing market conditions on the Company’s forward sales programs; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment; risks associated with cyber security; the Company’s reliance on a limited number of key facilities; acts of terrorism and regulations to combat terrorism; risks associated with international operations; the significant risks and hazards involved in producing and handling the Company’s products against which the Company may not be fully insured; the Company’s ability to manage its indebtedness and any additional indebtedness that may be incurred; the Company’s ability to maintain compliance with covenants under its revolving credit agreement and the agreements governing its indebtedness; downgrades of the Company’s credit ratings; risks associated with changes in tax laws and disagreements with taxing authorities; risks involving derivatives and the effectiveness of the Company’s risk measurement and hedging activities; potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements; regulatory restrictions and requirements related to greenhouse gas emissions; the development and growth of the market for green and blue (low-carbon) ammonia and the risks and uncertainties relating to the development and implementation of the Company’s green and blue (low-carbon) ammonia projects; risks associated with expansions of the Company’s business, including unanticipated adverse consequences and the significant resources that could be required; risks associated with the operation or management of the strategic venture with CHS (the “CHS Strategic Venture”), risks and uncertainties relating to the market prices of the fertilizer products that are the subject of the supply agreement with CHS over the life of the supply agreement, and the risk that any challenges related to the CHS Strategic Venture will harm the Company’s other business relationships; and the impact of the novel coronavirus disease 2019 (COVID-19) pandemic, including measures taken by governmental authorities to slow the spread of the virus, on our business and operations.

More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission, including CF Industries Holdings, Inc.’s most recent annual and quarterly reports on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the Company’s web site. It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events, plans or goals anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on our business, results of operations, cash flows, financial condition and future prospects. Forward-looking statements are given only as of the date of this communication and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For additional information:
Media	Investors
Chris Close	Martin Jarosick
Director, Corporate Communications	Vice President, Investor Relations
847-405-2542 - cclose@cfindustries.com	847-405-2045 - mjarosick@cfindustries.com

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
	(in millions, except per share amounts)
Net sales	$2,540	$1,102	$6,538	$4,124
Cost of sales	1,385	922	4,151	3,323
Gross margin	1,155	180	2,387	801
Selling, general and administrative expenses	56	52	223	206
Goodwill impairment	26	—	285	—
Long-lived and intangible asset impairment	—	—	236	—
Other operating—net	(46)	(25)	(39)	(17)
Total other operating costs and expenses	36	27	705	189
Equity in earnings of operating affiliate	10	3	47	11
Operating earnings	1,129	156	1,729	623
Interest expense	44	38	184	179
Interest income	(1)	—	(1)	(18)
Loss on debt extinguishment	—	—	19	—
Other non-operating—net	1	1	(16)	(1)
Earnings before income taxes	1,085	117	1,543	463
Income tax provision (benefit)	226	(2)	283	31
Net earnings	859	119	1,260	432
Less: Net earnings attributable to noncontrolling interest	154	32	343	115
Net earnings attributable to common stockholders	$705	$87	$917	$317
Net earnings per share attributable to common stockholders:
Basic	$3.29	$0.40	$4.27	$1.48
Diluted	$3.27	$0.40	$4.24	$1.47
Weighted-average common shares outstanding:
Basic	214.0	214.5	215.0	214.9
Diluted	215.5	214.9	216.2	215.2

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2021	December 31, 2020
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$1,628	$683
Accounts receivable—net	497	265
Inventories	408	287
Prepaid income taxes	4	97
Other current assets	56	35
Total current assets	2,593	1,367
Property, plant and equipment—net	7,081	7,632
Investment in affiliate	82	80
Goodwill	2,091	2,374
Operating lease right-of-use assets	243	259
Other assets	285	311
Total assets	$12,375	$12,023

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$565	$424
Income taxes payable	24	—
Customer advances	700	130
Current operating lease liabilities	89	88
Current maturities of long-term debt	—	249
Other current liabilities	54	15
Total current liabilities	1,432	906
Long-term debt, net of current maturities	3,465	3,712
Deferred income taxes	1,009	1,184
Operating lease liabilities	162	174
Other liabilities	271	444
Equity:
Stockholders’ equity	3,206	2,922
Noncontrolling interest	2,830	2,681
Total equity	6,036	5,603
Total liabilities and equity	$12,375	$12,023

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
	(in millions)
Operating Activities:
Net earnings	$859	$119	$1,260	$432
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	238	230	888	892
Deferred income taxes	(171)	—	(196)	(74)
Stock-based compensation expense	7	5	30	25
Loss on debt extinguishment	—	—	19	—
Unrealized net loss (gain) on natural gas derivatives	43	6	25	(6)
(Gain) loss on embedded derivative	(1)	1	1	3
Goodwill impairment	26	—	285	—
Long-lived and intangible asset impairment	—	—	236	—
Gain on sale of emission credits	(29)	—	(49)	—
Loss on disposal of property, plant and equipment	—	1	3	15
Undistributed losses (earnings) of affiliate—net of taxes	9	1	(6)	(1)
Changes in:
Accounts receivable—net	(120)	(26)	(235)	(19)
Inventories	(3)	(2)	(123)	27
Accrued and prepaid income taxes	226	(42)	94	8
Accounts payable and accrued expenses	73	27	142	(15)
Customer advances	325	(14)	570	11
Other—net	(2)	(16)	(71)	(67)
Net cash provided by operating activities	1,480	290	2,873	1,231
Investing Activities:
Additions to property, plant and equipment	(132)	(103)	(514)	(309)
Proceeds from sale of property, plant and equipment	1	—	1	2
Distributions received from unconsolidated affiliate	—	5	—	6
Insurance proceeds for property, plant and equipment	—	—	—	2
Purchase of investments held in nonqualified employee benefit trust	—	—	(13)	—
Proceeds from sale of investments held in nonqualified employee benefit trust	(1)	—	12	—
Purchase of U.K. emission credits	—	—	(10)	—
Proceeds from sale of emission credits	48	—	58	—
Other—net	1	—	—	—
Net cash used in investing activities	(83)	(98)	(466)	(299)
Financing Activities:
Proceeds from short-term borrowings	—	—	—	500
Payments of long-term borrowings	—	—	(518)	—
Repayments of short-term borrowings	—	—	—	(500)
Payment to CHS related to credit provision	(5)	(5)	(5)	(5)
Dividends paid on common stock	(65)	(65)	(260)	(258)
Distributions to noncontrolling interest	—	—	(194)	(174)
Purchases of treasury stock	(489)	—	(539)	(100)
Proceeds from issuances of common stock under employee stock plans	32	1	64	5
Cash paid for shares withheld for taxes	—	—	(11)	(10)
Net cash used in financing activities	(527)	(69)	(1,463)	(542)
Effect of exchange rate changes on cash and cash equivalents	1	7	1	6
Increase in cash and cash equivalents	871	130	945	396
Cash and cash equivalents at beginning of period	757	553	683	287
Cash and cash equivalents at end of period	$1,628	$683	$1,628	$683

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS

Reconciliation of net cash provided by operating activities (GAAP measure) to free cash flow (non-GAAP measure):
Free cash flow is defined as net cash provided by operating activities, as stated in the consolidated statements of cash flows, reduced by capital expenditures and distributions to noncontrolling interest. The Company has presented free cash flow because management uses this measure and believes it is useful to investors, as an indication of the strength of the Company and its ability to generate cash and to evaluate the Company’s cash generation ability relative to its industry competitors. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

	Year ended December 31,
	2021	2020
	(in millions)
Net cash provided by operating activities	$2,873	$1,231
Capital expenditures	(514)	(309)
Distributions to noncontrolling interest	(194)	(174)
Free cash flow	$2,165	$748

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS (CONTINUED)

Reconciliation of net earnings attributable to common stockholders and net earnings attributable to common stockholders per ton (GAAP measures) to EBITDA, EBITDA per ton, adjusted EBITDA and adjusted EBITDA per ton (non-GAAP measures), as applicable:
EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interest.
The Company has presented EBITDA and EBITDA per ton because management uses these measures to track performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.
Adjusted EBITDA is defined as EBITDA adjusted with the selected items included in EBITDA as summarized in the table below. The Company has presented adjusted EBITDA and adjusted EBITDA per ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
	(in millions)
Net earnings	$859	$119	$1,260	$432
Less: Net earnings attributable to noncontrolling interest	(154)	(32)	(343)	(115)
Net earnings attributable to common stockholders	705	87	917	317
Interest expense—net	43	38	183	161
Income tax provision (benefit)	226	(2)	283	31
Depreciation and amortization	238	230	888	892
Less other adjustments:
Depreciation and amortization in noncontrolling interest	(23)	(18)	(95)	(80)
Loan fee amortization(1)	(1)	(1)	(4)	(5)
EBITDA	1,188	334	2,172	1,316
Unrealized net mark-to-market loss (gain) on natural gas derivatives	43	6	25	(6)
COVID impact: Special COVID-19 bonus for operational workforce	—	—	—	19
COVID impact: Turnaround deferral(2)	—	—	—	7
Loss (gain) on foreign currency transactions, including intercompany loans	1	(2)	6	5
Asset impairments	26	—	521	—
Engineering cost write-off(3)	—	—	—	9
Loss on sale of surplus land	—	—	—	2
Property insurance proceeds	—	—	—	(2)
Loss on debt extinguishment	—	—	19	—
Total adjustments	70	4	571	34
Adjusted EBITDA	$1,258	$338	$2,743	$1,350

Net sales	$2,540	$1,102	$6,538	$4,124
Tons of product sold (000s)	4,979	5,479	18,501	20,296

Net earnings attributable to common stockholders per ton	$141.59	$15.88	$49.56	$15.62
EBITDA per ton	$238.60	$60.96	$117.40	$64.84
Adjusted EBITDA per ton	$252.66	$61.69	$148.26	$66.52
_______________________________________________________________________________
(1)Loan fee amortization is included in both interest expense—net and depreciation and amortization.

(2)Represents expense incurred due to the deferral of certain plant turnaround activities as a result of the COVID-19 pandemic.
(3)Represents costs written off upon the cancellation of a project at one of our nitrogen complexes.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
GROSS MARGIN VARIANCE TO PRIOR YEAR
The following table presents summary operating results by business segment for the year ended December 31, 2021 and the major drivers of the variance in net sales, cost of sales and gross margin compared to the year ended December 31, 2020:

		Variance due to the following items:
	Year Ended December 31, 2020	Higher Average Selling Prices(1)	Volume(1)	Higher Natural Gas Costs(2)	Unrealized MTM on natural gas derivatives(3)	Higher Manufacturing, Maintenance and Other Costs	Increase in Purchased Urea(4)	Gain on Net Settlement of Natural Gas Contracts	Year Ended December 31, 2021
	(dollars in millions)
Consolidated
Net sales	$4,124	$2,757	$(404)	$—	$—	$—	$61	$—	$6,538
Cost of sales	3,323	—	(312)	663	31	494	64	(112)	4,151
Gross margin	$801	$2,757	$(92)	$(663)	$(31)	$(494)	$(3)	$112	$2,387
Gross margin %	19.4%								36.5%
Ammonia
Net sales	$1,020	$792	$(25)	$—	$—	$—	$—	$—	$1,787
Cost of sales	850	—	(33)	194	9	254	—	(112)	1,162
Gross margin	$170	$792	$8	$(194)	$(9)	$(254)	$—	$112	$625
Gross margin %	16.7%								35.0%
Granular Urea
Net sales	$1,248	$814	$(243)	$—	$—	$—	$61	$—	$1,880
Cost of sales	847	—	(155)	144	8	84	64	—	992
Gross margin	$401	$814	$(88)	$(144)	$(8)	$(84)	$(3)	$—	$888
Gross margin %	32.1%								47.2%
UAN
Net sales	$1,063	$756	$(31)	$—	$—	$—	$—	$—	$1,788
Cost of sales	949	—	(27)	168	7	22	—	—	1,119
Gross margin	$114	$756	$(4)	$(168)	$(7)	$(22)	$—	$—	$669
Gross margin %	10.7%								37.4%
AN
Net sales	$455	$159	$(104)	$—	$—	$—	$—	$—	$510
Cost of sales	390	—	(83)	97	4	67	—	—	475
Gross margin	$65	$159	$(21)	$(97)	$(4)	$(67)	$—	$—	$35
Gross margin %	14.3%								6.9%
Other
Net sales	$338	$236	$(1)	$—	$—	$—	$—	$—	$573
Cost of sales	287	—	(14)	60	3	67	—	—	403
Gross margin	$51	$236	$13	$(60)	$(3)	$(67)	$—	$—	$170
Gross margin %	15.1%								29.7%
_______________________________________________________________________________
(1)    Selling price and volume impact of granular urea purchased to satisfy customer commitments is reflected in the Increase in Purchased Urea column.
(2)    Higher natural gas costs include the impact, if any, of realized natural gas derivatives.
(3)    Represents the variance in the net unrealized mark-to-market on natural gas derivatives compared to the prior year period.
(4)    Represents the impact of the incremental tons compared to the prior year period.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
ITEMS AFFECTING COMPARABILITY
During the three months and year ended December 31, 2021 and 2020, certain items impacted our financial results. The following table outlines these items and how they impacted the comparability of our financial results during these periods. During the three months ended December 31, 2021 and 2020, we reported net earnings attributable to common stockholders of $705 million and $87 million, respectively. During the year ended December 31, 2021 and 2020, we reported net earnings attributable to common stockholders of $917 million and $317 million, respectively.

	Three months ended December 31,				Year ended December 31,
	2021		2020		2021		2020
	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax
	(in millions)
Unrealized net mark-to-market loss (gain) on natural gas derivatives(1)	$43	$33	$6	$4	$25	$19	$(6)	$(5)
COVID impact: Special COVID-19 bonus for operational workforce(1)	—	—	—	—	—	—	19	15
COVID impact: Turnaround deferral(1)	—	—	—	—	—	—	7	6
Loss (gain) on foreign currency transactions, including intercompany loans(2)	1	1	(2)	(1)	6	5	5	4
Asset impairments(3)	26	60	—	—	521	463	—	—
Engineering cost write-off(2)(4)	—	—	—	—	—	—	9	7
Loss on sale of surplus land(2)	—	—	—	—	—	—	2	1
Insurance proceeds(2)(5)	—	—	(27)	(20)	—	—	(37)	(28)
Loss on debt extinguishment	—	—	—	—	19	15	—	—
Terra amended tax returns(6)	—	—	(10)	(12)	—	—	(26)	(44)
_______________________________________________________________________________
(1)    Included in cost of sales in our consolidated statements of operations.
(2)    Included in other operating—net in our consolidated statements of operations.
(3)    The after-tax impact of asset impairments in the three months ended December 31, 2021 of $60 million consists of the pre-tax fourth quarter impairment charge of $26 million and tax provision of $34 million. The $34 million of tax provision is calculated as part of the Company’s annual income tax provision calculation, and incorporates the full year asset impairment charges of $521 million and the impact of fourth quarter earnings.
(4)    Represents costs written off upon the cancellation of a project at one of our nitrogen complexes.
(5)    Represents proceeds related to an insurance claim at one of our nitrogen complexes. Consists of $35 million related to business interruption insurance proceeds and $2 million related to property insurance proceeds.
(6)    Included in interest expense, interest income and income tax provision (benefit) in our consolidated statements of operations.